Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Omnibus Incentive Plan of Clear Secure, Inc. of our report dated April 15, 2021, with respect to the balance sheet and related notes of Clear Secure, Inc. included in the Company’s Registration Statement on Form S-1 (Registration No. 333-256851) as filed with the Securities and Exchange Commission on June 7, 2021, and as amended on June 22, 2021.

/s/ Ernst & Young LLP

New York, New York

June 29, 2021